Exhibit 10.1

PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (the “Agreement”) is made and entered into this              day of March, 2004 by and between WELLS-BAKER ASSOCIATES, a Georgia joint venture (“Seller”) and BOO SONG EASTERN HOLDINGS, LLC, a Georgia limited liability company (“Purchaser”).

W I T N E S S E T H:

WHEREAS, Seller has offered to sell certain improved real property to Purchaser and Purchaser has offered to purchase such property from Seller; and

WHEREAS, the parties desire to provide for said purchase and sale on the terms and conditions hereinafter set forth;

NOW, THEREFORE, for and in consideration of the foregoing premises, the mutual covenants and agreements set forth herein and other good and valuable consideration, all of which each party respectively agrees constitutes sufficient consideration received at or before the execution hereof, the parties hereto do hereby agree as follows:

1. DEFINITIONS AND MEANINGS. In addition to any other terms whose definitions are fixed and defined by this Agreement, each of the following defined terms, when used in this Agreement with an initial capital letter, shall have the meaning ascribed thereto by this Section:

“Agreement” means this Purchase and Sale Agreement, together with all exhibits attached hereto.

“Closing” means the consummation of the purchase and sale contemplated by this Agreement by the deliveries required under Section 7 hereof.

“Closing Date” means the time and date, established under Subsection 7.1 hereof, when the purchase and sale contemplated by this Agreement is to be consummated, as such date may be extended by mutual agreement of the parties or pursuant to the provisions of this Agreement.

“Due Diligence Items” means those items, documents and matters listed or described on Exhibit ”D” attached hereto and by this reference made a part hereof.

“Earnest Money” means the aggregate amount deposited by Purchaser as provided in Section 4 hereof and all interest and income earned thereon while held in escrow.

“Earnest Money Escrow Agreement” means an agreement among Seller, Purchaser and the Escrow Agent, in the form attached hereto as Exhibit ”C” and incorporated by reference herein, regarding the Earnest Money.

“Escrow Agent” means Chicago Title Insurance Company.

“Execution Date” means the date on which this Agreement is duly executed by both Seller and Purchaser; such date shall be inserted in the preamble on the first page of this Agreement.

“Existing Exceptions” means those matters set forth in Exhibit ”B” attached hereto and incorporated herein by this reference.

“Inspection Date” means that date which is thirty (30) days from and after the Execution Date, subject to extension pursuant to Paragraph 13.1.2 hereof.

“Permitted Exceptions” means the Existing Exceptions and any Title Matters to which Purchaser fails to object prior to the Inspection Date or which Purchaser waives pursuant to Section 5 hereof.

“Property” means fee simple title in and to that certain tract or parcel of real property commonly known as 3867 Holcomb Bridge Road, Norcross, Georgia 30092, as more particularly described on Exhibit ”A” attached hereto and incorporated herein by this reference.

(i) together with the office building located on the Land, plus all of Seller’s right, title and interest to the fixtures, equipment, personal property, guaranties and warranties, if any, transferable permits, licenses and bonds and rights in and to surrounding dedicated streets, if any, and appurtenances related to the Land and all of Landlord’s interest under the Tenant Leases, as hereinafter defined (hereinafter, together with any other improvements located on the Land, collectively referred to as the “improvements”); and

(ii) all personal property located at and used in connection with the operation of the office building which are now or at Closing owned by Seller including, but not limited to (a) the tools, equipment, supplies (consumable and otherwise) and decorations, and other personal property located at and used in connection with the operation of the office building, (b) any “as-built” plans in Seller’s possession.

“Purchase Price” means the amount which Purchaser shall pay to consummate the purchase and sale of the Property as provided in Subsection 3.1 hereof.

“Title Matter” and “Title Matters” mean any deeds to secure debt, deeds of trust, mortgages, liens, financing statements, security interests, easements, leases, restrictive covenants, agreements, options, claims, clouds, encroachments, rights, taxes, assessments, mechanics’ or materialmen’s liens (inchoate or perfected), liens for federal or state income, estate or inheritance taxes and other encumbrances of any nature whatsoever, whether existing of record or otherwise, together with any and all matters of any kind or description, including, without limitation, matters of survey and any litigation or other proceedings affecting the Property or Seller and which affects title to the Property, or the ability, right, power and authority of Seller to convey to Purchaser fee simple, good and marketable and insurable title to the Property, in accordance with the terms of this Agreement.

2. SALE AND PURCHASE. Seller agrees to sell the Property to Purchaser on the terms and conditions contained in this Agreement, and Purchaser agrees to purchase the Property from Seller on the terms and conditions contained in this Agreement.

3. PURCHASE PRICE/ASSUMPTION OF LIABILITY.

3.1 Amount and Payment of Purchase Price.

3.1.1 The Purchase Price for the Property shall be One Million Thirty Thousand and no/100 Dollars ($1,030,000.00), subject to adjustment as provided for in Section 7 hereof.

3.1.2 At Closing, the balance of the Purchase Price shall be paid by Purchaser to Seller in cash, by federal funds check or wire transfer of immediately available funds.

4. EARNEST MONEY AND ESCROW AGENT.

4.1 Earnest Money Deposit. Within three (3) business days after the Execution Date, Purchaser shall deposit the sum of Twenty Five Thousand Dollars ($25,000) with Escrow Agent as Earnest Money. In the event Purchaser does not elect to terminate this Agreement on or before the Inspection Date, Purchaser shall deposit on or before the Inspection Date, the sum of Twenty Five Thousand Dollars ($25,000) as Additional Earnest Money.

4.2 Investment of Earnest Money. Escrow Agent will promptly invest the Earnest Money and disburse same in accordance with the terms, conditions and provisions of this Agreement and the Earnest Money Escrow Agreement.

4.3 Application of Earnest Money. Escrow Agent will tender the Earnest Money to Seller or its designee on the Closing Date following receipt of the closing deliveries required under Section 7 hereof.

4.4 Tax Identification Numbers. The tax identification numbers of the parties are set forth below their signatures to this Agreement.

5. TITLE EXAMINATION AND OBJECTIONS.

5.1 Title Examination. Promptly after the Execution Date, Purchaser shall arrange for Zion, Tarleton & Siskin, P.C. (the “Title Agent”) to prepare an owner’s title insurance commitment for the Property. Prior to the day which is fifteen (15) days following the Execution Date (the “Title Inspection Date”), Purchaser may review the title insurance commitment and give written notice to Seller of any Title Matters which are unacceptable to Purchaser (“Purchaser’s Title Notice”). If prior to the Title Inspection Date Purchaser fails to give any such notice with respect to any Title Matters which are of record as of such examination (or as of the Title Inspection Date, if Purchaser did not undertake such an examination), then

Purchaser shall be deemed to have waived all objections to Seller’s title and to such Title Matters and to have accepted the form and substance of the survey. Within five (5) Business Days after receipt of Purchaser’s Title Notice, Seller shall give written notice to Purchaser informing the Purchaser of Seller’s election with respect to such objections. If Seller fails to give written notice of election within such five (5) Business Day period, Seller shall be deemed to have elected not to attempt to cure the objections (other than Monetary Objections).

5.2 Failure of Seller to Correct Objectionable Title Matters.

5.2.1 If Seller elects to attempt to cure any objections, Seller shall be entitled to one or more reasonable adjournments of the Closing of up to but not beyond the thirtieth (30th) day following the initial date set for the Closing to attempt such cure; provided, however, except for Monetary Objections, Seller shall not be obligated to expend any sums, commence any suits or take any other action to effect such cure. Except as to Monetary Objections, if Seller elects, or is deemed to have elected, not to cure any exceptions to title to which Purchaser has objected or if, after electing to attempt to cure, Seller determines that it is unwilling or unable to remove, satisfy or otherwise cure any such exceptions, Purchaser’s sole remedy hereunder in such event shall be either (i) to accept title to the Property subject to such exceptions as if Purchaser had not objected thereto and without reduction of the Purchase Price, (ii) if such exceptions are matters first appearing of record after the date of this Agreement, and arise by, through or under Seller, to terminate this Agreement, or (iii) to terminate this Agreement within three (3) Business Days after receipt of written notice from Seller either of Seller’s election not to attempt to cure any objection or of Seller’s determination, having previously elected to attempt to cure, that Seller is unable or unwilling to do so, or three (3) Business Days after Seller is deemed hereunder to have elected not to attempt to cure such objections (and upon any such termination under clause (ii) or (iii) above, Escrow Agent shall return the Earnest Money to Purchaser).

5.2.2 Notwithstanding anything herein to the contrary, Seller shall be obligated to remove or discharge (i) any money charge, deed of trust, deed to secure debt, mortgage or lien arising out of or relating to any contract or agreement entered into by Seller and (ii) any other Title Matter which first appears after the date of the Title Commitment or is placed on the Property by Seller (collectively “Monetary Objections”). Should Seller fail to do so, Purchaser will be entitled to either (i) cure and remove such Monetary Objections, and all of Purchaser’s cost and expense incurred in connection with such cure shall be deducted from and credited against the Purchase Price or (ii) terminate this Agreement upon written notice to Seller.

6.	SELLER’S REPRESENTATIONS AND WARRANTIES.

6.1 Seller’s Representations and Warranties. Seller represents and warrants to Purchaser, as follows:

6.1.1 Seller has (i) the right, power and authority to enter into this Agreement, and (ii) the right, power and authority to convey the Property in accordance with the terms and conditions of this Agreement and Seller has granted no option for right of first refusal contract to any other person or entity to purchase the Property which has not been terminated.

6.1.2 Seller has received no written notice of any pending action by any governmental authority or agency having the power of eminent domain, which might result in any part of the Property being taken by condemnation or conveyed in lieu thereof. Seller shall, promptly upon receiving any such notice, give Purchaser written notice thereof.

6.1.3 Seller has received no written notice of any action, suit or proceeding pending or threatened in writing against, by or affecting Seller’s right to transfer the Property or the title of the Property.

6.1.4 To the best of Seller’s knowledge, the Rent Roll attached hereto as Exhibit “E” is true, correct and complete as of the date set forth therein.

6.1.5 Seller has no knowledge and has not received written notice of violation of any applicable federal, state or local laws pertaining to environmental matters, zoning, building codes or other uses of the Property.

6.1.6 Seller has no knowledge of any Environmental Materials which exist on or about the Property, or of any conditions which exist which do or may cause a violation of any Environmental Laws or of any Hazardous Materials stored upon the Property.

6.1.7 The Seller is not involved in any bankruptcy, reorganization or insolvency proceeding.

6.1.8 EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS SUBSECTION 6.1, IT IS UNDERSTOOD AND AGREED THAT SELLER DISCLAIMS ALL WARRANTIES OR REPRESENTATIONS OF ANY KIND OR CHARACTER, EXPRESS OR IMPLIED, WITH RESPECT TO THE PROPERTY, INCLUDING, BUT NOT LIMITED TO, WARRANTIES OR REPRESENTATIONS AS TO MATTERS OF TITLE (OTHER THAN SELLER’S WARRANTY OF TITLE SET FORTH IN THE LIMITED WARRANTY DEED TO BE DELIVERED AT CLOSING), ZONING, TAX CONSEQUENCES, PHYSICAL OR ENVIRONMENTAL CONDITIONS, AVAILABILITY OR ACCESS, INGRESS OR EGRESS, PROPERTY VALUE, OPERATING HISTORY, GOVERNMENTAL APPROVALS, GOVERNMENTAL REGULATIONS OR ANY OTHER MATTER OR THING RELATING TO OR AFFECTING THE PROPERTY. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS SUBSECTION 6.1, PURCHASER AGREES THAT WITH RESPECT TO THE PROPERTY, PURCHASER HAS NOT RELIED UPON AND WILL NOT RELY UPON, EITHER DIRECTLY OR INDIRECTLY, ANY REPRESENTATION OR WARRANTY OF SELLER OR SELLER’S AGENTS OR EMPLOYEES. PURCHASER REPRESENTS THAT IT IS A KNOWLEDGEABLE, SOPHISTICATED AND EXPERIENCED PURCHASER OF REAL ESTATE SIMILAR TO THE PROPERTY AND THAT IT IS RELYING SOLELY ON ITS OWN EXPERTISE AND THAT OF PURCHASER’S CONSULTANTS, AND THAT PURCHASER WILL CONDUCT SUCH INSPECTIONS AND INVESTIGATIONS OF THE PROPERTY, INCLUDING, BUT

NOT LIMITED TO, THE PHYSICAL AND ENVIRONMENTAL CONDITIONS THEREOF, AND SHALL RELY UPON SAME, AND, UPON CLOSING, ASSUME THE RISK THAT ADVERSE MATTERS, INCLUDING, BUT NOT LIMITED TO, ADVERSE PHYSICAL AND ENVIRONMENTAL CONDITIONS, MAY NOT HAVE BEEN REVEALED BY PURCHASER’S INSPECTIONS AND INVESTIGATIONS. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS SECTION 6, PURCHASER ACKNOWLEDGES AND AGREES THAT UPON CLOSING, SELLER SHALL SELL AND CONVEY TO PURCHASER AND PURCHASER SHALL ACCEPT THE PROPERTY “AS IS, WHERE IS,” WITH ALL FAULTS, AND THERE ARE NO ORAL AGREEMENTS, WARRANTIES OR REPRESENTATIONS COLLATERAL TO OR AFFECTING THE PROPERTY BY SELLER OR ANY THIRD PARTY. THE TERMS AND CONDITIONS OF THIS PARAGRAPH SHALL EXPRESSLY SURVIVE THE CLOSING AND NOT MERGE THEREIN.

6.1.9 Without limiting Paragraph 6.1.8, Purchaser acknowledges that, except as may otherwise be specifically set forth elsewhere in this Agreement, neither Seller nor its consultants, brokers or agents have made any representations or warranties of any kind upon which Purchaser is relying as to any matters concerning the Property or the Personal Property, including, but not limited to, the condition of the land or any improvements comprising the Property, the existence or non-existence of “Hazardous Materials” (as hereinafter defined), economic projections or market studies concerning the Property, any development rights, taxes, bonds, covenants, conditions and restrictions affecting the Property, water or water rights, topography, drainage, soil, subsoil of the Property, the utilities serving the Property or any zoning or building laws, rules or regulations or “Environmental Laws” (hereinafter defined) affecting the Property. Seller makes no representation or warranty that the Property complies with Title III of the Americans with Disabilities Act or any fire code or building code. Except for a breach of a representation or warranty contained in this Section 6, Purchaser, any affiliate, parent of Purchaser, all shareholders, employees, officers and directors of Purchaser or Purchaser’s affiliate or parent, and their respective successors and assigns (“Purchaser Group”) hereby covenant not to sue Seller, its general partners, or any Affiliate of Seller or Seller’s general partners for, and shall not enforce any liability or obligation of Seller, its general partners or Affiliates of Seller or Seller’s general partners for, and hereby agree not to bring, assert or maintain any action or claim for contribution, cost recovery or otherwise, including for injunctive relief, relating directly or indirectly to the violation of Environmental Laws regarding the existence of asbestos or Hazardous Materials on, or environmental conditions of, the Property, whether known or unknown, by any action or proceeding wherein a money or other personal judgment, including injunctive relief, is sought by Purchaser Group against Seller, its general partners or Affiliates of Seller or Seller’s general partners; provided, however, that Purchaser Group and their successors or assigns may bring any action or proceeding to enforce and realize rights and claims under such Environmental Laws for contribution, cost recovery or otherwise against third parties, including but not limited to Sellers’ predecessors’ in title to the Property and name Seller and Seller’s Affiliates in such action or proceeding to the extent they, or any of them, are necessary parties to such action or proceeding; further provided, however, that any judgment in any such action or proceeding in favor of Purchaser Group or their successors or assigns shall not be enforced by Purchaser Group or any such successor or assign against Seller, its general partners or Seller’s Affiliates or Seller’s general partners. As used herein “Environmental Laws” means all federal, state and local statutes, codes, regulations, rules, ordinances, orders, standards, permits, licenses, policies and requirements (including consent decrees, judicial decisions and administrative orders) relating to the protection, preservation, remediation or conservation of the environment or worker health or safety, all as amended or reauthorized, or as hereafter amended or reauthorized, including without limitation, the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”), 42 U.S.C. § 9601, et seq., the Resource Conservation Recovery Act of 1976 (“RCRA”), 42 U.S.C. § 6901, et seq., the Emergency Planning and Community Right-to-Know Act (“Right-to-Know Act”), 42 U.S.C. § 11001, et seq., the Clean Air Act (“CAA”), 42 U.S.C. § 7401, et seq., the Federal Water Pollution Control Act (“Clean Water Act”), 33 U.S.C. § 1251, et seq., the Toxic Substances Control Act (“TSCA”), 15 U.S.C § 2601, et seq., the Safe Drinking Water Act (“Safe Drinking Water Act”), 42 U.S.C. § 300f, et seq., the Atomic Energy Act (“AEA”), 42 U.S.C. § 2011, et seq., the Occupational Safety and Health Act (“OSHA”), 29 U.S.C. § 651, et seq., and the Hazardous Materials Transportation Act (the “Transportation Act”), 49 U.S.C. § 1802, et seq. As used herein, “Hazardous Materials” means (1) “hazardous substances,” as defined by CERCLA; (2) “hazardous wastes,” as defined by RCRA; (3) any radioactive material including, without limitation, any source, special nuclear or by-product material, as defined by AEA; (4) asbestos in any form or condition; (5) polychlorinated biphenyls; and (6) any other material, substance or waste to which liability or standards of conduct may be imposed under any Environmental Laws.

6.1.10 Seller has provided to Purchaser certain unaudited historical financial information regarding the Property relating to certain periods of time in which Seller owned the Property. Seller and Purchaser hereby acknowledge that such information has been provided to Purchaser at Purchaser’s request solely as illustrative material. Seller represents only that such information is the same information provided to Seller by the property manager and prepared by the property manager and makes no representation or warranty that such material is complete or accurate or that Purchaser will achieve similar financial or other results with respect to the operations of the Property, it being acknowledged by Purchaser that Seller’s operation of the Property and allocations of revenues or expenses may be vastly different than Purchaser may be able to attain. Purchaser acknowledges that it is a sophisticated and experienced Purchaser of real estate and further that Purchaser has relied upon its own investigation and inquiry with respect to the operation of the Property and releases and covenants not to sue Seller and the Affiliates of Seller from any liability with respect to such historical information, unless there has been fraud by Seller in the preparation of the historical information.

6.1.11 To the extent that Seller may provide to Purchaser the existing or other reports of third parties regarding the condition of the Property (“Existing Reports”), Seller makes no representation or warranty concerning the accuracy or completeness of any report, study or investigation regarding the Property which was prepared by anyone other than the Seller itself, including but not limited to the Due Diligence Items (the “Existing Third Party Reports”), Purchaser hereby releases and covenants not to sue Seller, its general partners and the Affiliates of Seller or Seller’s general partners from and with respect to any liability whatsoever with respect to the Existing Third Party Reports, or, including, without limitation, the matters set forth in the Existing Third Party Reports, and the accuracy and/or completeness of the Existing Third Party Reports. Furthermore, Purchaser acknowledges that it will be purchasing the Property with all faults disclosed in the Existing Third Party Reports.

6.1.12 All references in this Agreement to the “knowledge of Seller” or “to Seller’s knowledge” or any words of similar import shall refer only to the actual knowledge of John Oliver, Vice President of National Business Services, and Scott Meadows, Senior Vice President, Real Estate Group each of whom has been actively involved in the management of Seller’s business in respect of the Property in the capacities set forth herein on behalf of Wells Capital, Inc., an affiliate of Seller. The terms “knowledge of Seller” or “to Seller’s knowledge” or any words of similar import shall not be construed, by imputation or otherwise, to refer to the knowledge of Seller, or any affiliate of Seller, or to any other partner, beneficial owner, officer, agent, manager, representative or employee of Seller, or any of their respective affiliates, or to impose on any of the individuals named above any duty to investigate the matter to which such actual knowledge, or the absence thereof, pertains. There shall be no personal liability on the part of the individuals named above arising out of any representations or warranties made herein or otherwise.

6.1.13 Notwithstanding anything contained herein to the contrary, the terms of Subsections 6.1.8 through 6.1.12 (inclusive) shall survive the Closing and the delivery of the Deeds and termination of this Agreement.

6.2 Purchaser’s Representations and Warranties. Purchaser represents and warrants that:

6.2.1 Purchaser has the authority and power to enter into this Agreement and consummate the transaction contemplated herein; and (iii) has the authority to execute and deliver this Agreement and all documents in connection with the purchase and sale of the Property as contemplated herein.

6.2.2 The execution and entry into this Agreement, the execution and delivery of the documents and instruments to be executed and delivered by Purchaser on the Closing Date and the performance by Purchaser of Purchaser’s duties and obligations under this Agreement and of all other acts necessary and appropriate for the full consummation of the purchase and sale of the Property as contemplated herein, are consistent with and not in violation of, and will not create any adverse condition under, any contract, agreement or other instrument to which Purchaser is a party, or any judicial order or judgment of any nature by which Purchaser is bound. On the Closing Date, all necessary and appropriate action will have been taken by Purchaser authorizing and approving the execution of and entry into this Agreement, the execution and delivery by Purchaser of the documents and instruments to be executed by Purchaser on the Closing Date and the performance by Purchaser of Purchaser’s duties and obligations under this Agreement and of all other acts necessary and appropriate for the consummation of the purchase and sale of the Property as contemplated herein.

7. THE CLOSING.

7.1 Closing Date. Closing shall occur on or before the later of (i) the date which is five (5) days from and after the last day of the Financing Period (as defined in Subparagraph 13.1.2), or (ii) on or before April 30, 2004, at the offices of Seller’s counsel or such other place as is mutually agreeable to Seller and Purchaser. Seller and Purchaser acknowledge that the transaction contemplated hereunder shall be closed by delivering executed documents and the other closing deliveries required under Section 7 hereof to the Title Agent. Said deliveries shall be held by the Title Agent pending the satisfaction of (y) the other conditions to Closing contained herein; and (z) any written escrow instructions delivered by Seller to the Title Agent.

7.2 Deliveries At Closing. On the Closing Date, the Closing shall occur as follows, subject to satisfaction of all of the terms and conditions of this Agreement:

7.2.1 Seller shall convey the Property to Purchaser free and clear of all taxes, assessments, liens, and encumbrances other than the Permitted Exceptions, by a limited warranty deed in the form attached hereto as Exhibit ”7.2.1” duly executed, witnessed and notarized and in recordable form (together with any required transfer tax declaration therefor). At Purchaser’s request, Seller shall deliver to Purchaser at Closing a Quitclaim Deed conveying the real property described by Purchaser’s Survey.

7.2.2 Seller shall deliver to Purchaser a limited warranty bill of sale in the form attached hereto as Exhibit ”7.2.2” conveying to Purchaser all appliances, furnishings, equipment and other personal property owned by Seller and used in connection with all or any portion of the Property.

7.2.3 Seller and Purchaser shall execute, acknowledge and deliver to each other an assignment and assumption of landlord’s interest in leases and warranties (the “Assignment”) assigning and conveying to Purchaser the tenant leases then in effect at the Property, as well as the warranties, guaranties and bonds then in effect, in the form of the Assignment and Assumption of Leases and Warranties attached hereto as Exhibit ”7.2.3” and made a part hereof for all purposes, together with the original of each such warranty, guaranty and/or bond.

7.2.4 Seller shall execute and deliver to Purchaser a certificate of nonforeign status (the “Certificate of Nonforeign Status”), in the form of the Certificate of Nonforeign Status attached hereto as Exhibit ”7.2.4.”

7.2.5 Seller shall execute and deliver notices to each of the tenants of the Property (the “Tenant Notices”) advising each of the tenants of the Property of the sale of the Property to Purchaser, in the form of the Tenant Notice Letter attached hereto as Exhibit ”7.2.5.”

7.2.6 Seller shall deliver to Purchaser all refundable security deposits held by Seller with respect to the Property or any portion thereof against a receipt and indemnity by Purchaser with respect thereto pursuant to an assignment in the form of the Assignment of Refundable Deposits attached hereto as Exhibit ”7.2.6.”

7.2.7 Seller shall deliver to Purchaser an affidavit to establish its residency in the State of Georgia as contemplated by O.C.G.A. §48-7-128, such that the proceeds of the sale of the Property are not subject to the withholding laws of the State of Georgia in the form attached hereto as Exhibit ”7.2.7.”

7.2.8 Seller shall deliver to Purchaser and the Title Company satisfactory evidence of Seller’s organization and formation, existence, good standing, if applicable, and authority to execute and deliver the Deed.

7.2.9 Seller shall deliver possession of the Property to Purchaser immediately on the Closing Date, free and clear of all uses and occupancies, except the Permitted Exceptions.

7.2.10 Seller shall deliver to Purchaser estoppel certificates in form acceptable to Purchaser from tenants at the Property representing eighty percent (80%) of the occupied area of the Property. Purchaser shall approve the form of Estoppel prior to Inspection Period.

7.2.11 Seller shall deliver to Purchaser a termite clearance letter from the Property.

7.2.12 Concurrently with Seller’s deliveries at the Closing, Purchaser shall pay to Seller the Purchase Price as provided in Subsection 3.1 hereof.

7.2.14 Seller shall execute and deliver an Internal Revenue Service Form 1099-S, if applicable.

7.2.15 In addition to all documents, instruments and Agreements expressly provided for herein, Purchaser and Seller shall execute and/or provide such other documents as may be reasonably required by the title company or by counsel for either party to effectuate the purposes of this Agreement.

7.3 Closing Costs. At the Closing, Seller and Purchaser shall respectively pay the following costs and expenses:

7.3.1 Seller shall pay (i) the fees and expenses of Seller’s attorneys, (ii) all transfer taxes associated with the sale of the Property to Purchaser, (ii) any other costs and expenses actually incurred by Seller, and (iii) 50% of any escrow charges.

7.3.2 Purchaser shall pay (i) all title examination fees or charges; (ii) all premiums for any owner’s title insurance policy, including endorsements thereto; (iii) all costs for an update of the existing survey or completion of a new survey; (iv) all recording and filing fees for the limited warranty deed executed and delivered by Seller at the Closing pursuant to the terms hereof; (v) all costs and expenses of any loans obtained by Purchaser, including but not limited to the following: recording costs, documentary stamps, intangible tax, assumption fees and lender’s attorneys fees, or any similar charges; (vi) all premiums for any lender’s title insurance policy or policies and endorsements to the lender’s title insurance policy or policies obtained by Purchaser; (vii) the cost of any environmental assessments obtained by Purchaser; (viii) the fees and expenses of Purchaser’s attorneys; (ix) 50% of any escrow charges; (x) any other costs and expenses actually incurred in connection with the Closing or incurred by Purchaser.

7.4 Prorations and Credits.

7.4.1 All state, city and/or county ad valorem taxes due with respect to the Property for the calendar year of the Closing shall be prorated between Purchaser and Seller as of the Closing Date. Seller is responsible for and shall pay all state, city and/or county ad valorem taxes with respect to the Property for all time periods through the day prior to Closing. Purchaser is responsible for and shall pay all such items for all time periods commencing the day of Closing. If the actual amount of such taxes is not known as of such date, either because bills for the period in question have not been issued or because such bills cover real property in addition to the Property, the proration at the Closing will be based on the most current and accurate billing information available. Should such proration not be based on the actual amount of the ad valorem taxes for the period in question and should such proration prove to be inaccurate upon receipt of the actual bills for the Property, then either Seller or Purchaser may demand at any time after the Closing Date a payment from the other party correcting such malapportionment.

7.4.2 Seller is responsible for and shall pay all operating expenses and all other expenses and utility charges in respect of the Property for all time periods through the day prior to Closing. Purchaser is responsible for and shall pay all such items for all time periods commencing the day of Closing.

7.4.3 Seller is entitled to receive and retain all income in respect of the Property for all time periods through the day prior to Closing and Purchaser is entitled to receive and retain all such income for all time periods commencing on the day of Closing. For purposes of making the prorations contained herein, Purchaser at Closing will be given credit for days of rents paid to Seller on rented units before Closing. This credit will reflect actual collected rents, and Seller and Purchaser agree to adjust this proration (together with other prorations) pursuant to the last two sentences of this paragraph based on actual collections for the month in which Closing occurs. Purchaser shall use commercially reasonable efforts to collect rents applicable to the period prior to the Closing Date. Purchaser agrees to remit to Seller, upon receipt thereof by Purchaser, any rents applicable to periods prior to the Closing Date. Rents are prorated by applying amounts received in the month of Closing first to rents due in the month in which Closing occurs and then to past due rents.

7.4.4 The Purchaser and Seller agree to make final adjustments for any item being prorated under this Section after reconciliations have been completed with all tenants on or before ninety (90) days after Closing. Payments in connection with the final adjustment shall be due and payable within thirty (30) days of written notice.

7.4.5 If any mistakes in any adjustments or prorations or if any omissions in respect thereto are discovered by either Purchaser or Seller subsequent to the date of Closing, Purchaser and Seller agree to adjust such items between themselves. Such prorations and payments shall be determined and made by Seller and Purchaser, in good faith, as soon as practicable after Closing, but in any event within forty-five (45) days after Closing.

8. Intentionally Omitted.

9. DAMAGE OR CONDEMNATION PRIOR TO CLOSING.

9.1 Seller agrees to give Purchaser prompt notice of any fire or other casualty affecting the Property between the Execution Date and the Closing Date or of any actual or threatened taking or condemnation of all or any portion of the Property. If prior to the Closing, there shall occur:

(a) damage to the Property caused by fire or other casualty which would cost fifty thousand dollars ($50,000) or more to repair; or

(b) the taking or condemnation of all or any portion of the Property as would materially interfere with the present use thereof;

then, in any such event, Purchaser, at its option, may terminate its obligations under this Agreement by written notice given to Seller within ten (10) days after Purchaser has received the notice referred to above or at the Closing, whichever is earlier, in which event the Earnest Money, together with all interest accrued thereon, shall be returned immediately by the Title Agent to Purchaser, and neither party shall have any further right or obligation hereunder. If Purchaser does not so elect to terminate its obligations under this Agreement, then the Closing shall take place as provided herein, and at the option of Purchaser, either (i) there shall be assigned to Purchaser at the Closing all interest of Seller in and to any insurance proceeds or condemnation awards which may be payable to Seller on account of such occurrence, provided that Seller shall reimburse Purchaser for any policy deductibles to the extent the same remain unpaid as of Closing, or (ii) Seller shall, to the extent of insurance and condemnation proceeds available for such purpose, restore the Property to its former condition, and the Closing shall be deferred for a period reasonably necessary in order to allow Seller to complete the restorations. However, in no event shall Seller be liable or obligated to expend more than the condemnation or insurance proceeds actually received by it plus any policy deductibles, in effecting such restoration or repair.

9.2 If prior to the Closing there shall occur:

(a) damage to the Property caused by fire or other casualty which would cost less than fifty thousand dollars ($50,000) to repair; or

(b) the taking or condemnation of all or any portion of the Property as would not materially interfere with the present use thereof;

then, in any such event, Purchaser shall have no right to terminate its obligations under this Agreement, but there shall be assigned to Purchaser at the Closing all interest of Seller in and to any insurance proceeds or condemnation awards which may be payable to Seller on account of any such occurrence, provided that Seller shall reimburse Purchaser for any policy deductibles, to the extent the same remain unpaid as of closing.

10. BROKERS. Seller and Purchaser warrant and represent to each other that except for The Dryman Team, Inc. (“Seller’s Broker”) and Marcus & Millichap (“Purchaser’s Broker”) (Seller’s Broker and Purchaser’s Broker are collectively referred to as “Broker”), there are and will be no brokers’ or intermediaries’ commissions or fees payable as a consequence of the sale and purchase of the Property. Seller’s Broker will be paid by Seller pursuant to a separate written agreement and Purchaser’s Broker will look to Seller’s Broker for any remuneration, fees or commissions due in connection with the representation of Purchaser hereunder. Seller and Purchaser do hereby indemnify, defend and hold harmless each of the other from and against the claims, demands, actions and judgments (including, without limitation, attorneys’ fees and expenses incurred in defending any claims or in enforcing this indemnity) of any and all brokers, agents and other intermediaries alleging a commission, fee or other payment to be owing by reason of any dealings, negotiations or communications with the indemnifying party in connection with this Agreement or the sale and purchase of the Property.

11. ACCESS TO AND EXAMINATION OF THE PROPERTY.

11.1 Property Inspection. Prior to the Closing and upon reasonable notice (at least three (3) days written notice for entry to rented units) to Seller and at reasonable times, subject to the rights of tenants, Purchaser, through agents, employees or contractors, may go upon the Property during normal business hours to make boundary line or topographical surveys and to conduct such soil, engineering, environmental and other tests, investigations and analyses of the Property, provided, however, that Purchaser shall perform no intrusive testing (including, without limitation, test borings, drilling, removal of soil and water samples, ground water testing and surface water testing) without the specific consent of Seller and Seller’s agreement to the nature and scope of such testing, such consent and agreement not to be unreasonably withheld, delayed or conditioned. Purchaser shall pay all costs incurred in making such surveys, tests, analyses and investigations and shall indemnify, defend and hold Seller harmless from any liens, claims, losses and liabilities arising out of Purchaser’s exercising such right and privilege to go upon the Property. Purchaser’s indemnity of Seller hereunder shall survive the rescission, cancellation, termination or consummation of the Agreement.

11.2 Due Diligence Items. Within five (5) days of the Execution Date Seller will make available to Purchaser such Due Diligence Items as are in the possession and control of Seller or can be obtained without expense. The Due Diligence Items are furnished without representation or warranty except as may be expressly set forth in Section 6 hereof.

11.3 Knowledge of Breach of Warranty or Representation. If, at the Closing, Purchaser shall have actual knowledge of untruth or inaccuracy which is a breach by Seller of a specific warranty, representation or other obligation of Seller, then, with respect thereto, if

Purchaser closes the transaction, Purchaser shall be deemed to have waived any cause of action or claim for damage against Seller arising out of Seller’s breach of such representation or warranty.

11.4 Confidentiality.

(a) In connection with the possible acquisition of the Property, Seller will furnish Purchaser with certain documents, records and other information related to the Property and its tenants which Seller views as confidential in nature. As used in this Agreement Confidential Information means (i) lease and tenant files and information contained in those files, (ii) information furnished by Seller or its affiliates or their officers, agents or representatives regarding performance of the Property, including financial information and marketing information, (iii) any notes, analyses, compilations, abstracts, summaries, projections, studies or other materials which may be made, prepared by, or made available by Seller. The Confidential Information shall be used for the sole purpose of evaluating the feasibility of the purchase and for no other purpose. The Confidential Information will be kept confidential and shall not, without the prior written consent of Seller, be provided by Purchaser to, accessed by, or disclosed to anyone other than the respective employees, financial advisors, legal counsel, lenders, appraisers, inspectors and accountants of Purchaser, (collectively “Advisors”) (i) who need to know the Confidential Information for the purpose of evaluating the purchase or financing of the Property, (ii) who are informed by Purchaser of the confidential nature of the information, and (iii) who agree to be bound by the terms and conditions of this Agreement.

(b) Purchaser agrees to return the Confidential Information to Seller immediately upon request, with no copies being retained by Purchaser or its Advisors, in the event this Agreement expires or is terminated, or the Closing does not occur within the period established by this Agreement.

11.5 Indemnification. Purchaser agrees to indemnify, defend and hold Seller and its partners, advisors and other agents and their respective employees, affiliates, officers, directors and shareholders (the “Indemnified Parties”) harmless from and against any and all liability, demands, actions, causes of action, claims, losses, damages, costs and expenses (including, without limitation actual attorneys’ fees and court costs, but not consequential damages) made, brought, sought, suffered or incurred by any of the Indemnified Parties by reasons directly arising out of, caused by or in connection with any activities of Purchaser (including activities of any of Purchaser’s employees, consultants, contractors or other agents) relating to the Property, including, without limitation, mechanics’ liens, damage to the Property, injury to persons or property resulting from such activities in connection therewith, and in the event that the Property is disturbed or altered in any way as a result of such activities. Purchaser shall promptly restore the property to its condition existing prior to the commencement of such activities which disturb or alter the Property. Furthermore, Purchaser agrees to maintain and cause any of its representatives or agents conducting any surveys, tests, investigations, analyses or assessments pursuant to Section 11 hereof to maintain and have in effect workers’ compensation insurance, with statutory limits of coverage, and commercial general liability insurance with (i) all risk coverage, (ii) waiver of subrogation, and (iii) limits of not less than One Million Dollars ($1,000,000) for personal injury, including bodily injury and death, and property damage. Such insurance shall name the Indemnified Parties as an additional insured party. Purchaser shall deliver to Seller a copy of the certificate of insurance effectuating the insurance required hereunder prior to the commencement of such activities, which certificate shall provide that such insurance shall not be terminated or modified without at least thirty (30) days’ prior written notice to Seller. The provisions of this Subsection 11.5 shall survive Closing or any termination of this Agreement.

12. DEFAULT.

12.1 Seller’s Default. If the sale and purchase of the Property contemplated by this Agreement is not consummated on account of Seller’s default hereunder, at Purchaser’s option, either (a) the Earnest Money, to the extent paid, shall be refunded to Purchaser on demand, whereupon this Agreement shall be terminated and neither party shall have any further rights or obligations with respect hereto except as specifically set forth herein, or (b) Purchaser shall have the right to seek specific performance of this Agreement. Purchaser hereby waives for itself and anyone who may claim by or through Purchaser, any and all rights to sue or recover any amounts from Seller except to the extent set forth in the foregoing clause (a) or (b) and in Section 12.3 below, and shall not commence or pursue any such remedy. No partner, member in or agent of Seller, nor any advisor, manager, member, director, officer, employee, beneficiary, shareholder, participant, representative or agent of any corporation or trust that is or becomes a partner in Seller shall have any personal liability, directly or indirectly, under or in connection with this Agreement or any agreement made or entered into under or pursuant to the provisions of this Agreement, or any amendment or amendments to any of the foregoing made at any time or times, heretofore or hereafter, or in or with respect to any document, agreement or instrument delivered at Closing. Purchaser and its successors and assigns acknowledge that Seller is a limited purpose partnership which may distribute funds immediately after Closing and Purchaser agrees that regardless of such property paid or distributed to Seller’s members, neither property and cash paid or distributed to such members from the proceeds of sale or otherwise, nor the negative capital account of any members in Seller, nor any obligation of any member in Seller to restore a negative capital account or to contribute capital to Seller (or to any other member of Seller), shall at any time be deemed to be the property or an asset of Seller or any such other member (and neither Purchaser nor any of its successors or assigns shall have any right to collect, enforce or proceed against or with respect to any such negative capital account or any such member’s obligation to restore or contribute thereto). Notwithstanding anything contained herein to the contrary, the terms of this Subsection 12.1 shall survive the Closing and the delivery of the Deed and termination of this Agreement.

12.2 Purchaser’s Default. If the sale and purchase of the Property contemplated by this Agreement is not consummated because of Purchaser’s default, failure or refusal to perform hereunder, Seller shall be entitled, as its sole and exclusive remedy hereunder, to payment of the Earnest Money as full and complete liquidated damages for such default of Purchaser, the parties hereto acknowledging that it is impossible to estimate more precisely the damages which might be suffered by Seller upon Purchaser’s default. Seller’s receipt of the Earnest Money, to the extent paid, is intended not as a penalty, but as full liquidated damages. The right to retain such sums as full liquidated damages is Seller’s sole and exclusive remedy in the event of default hereunder by Purchaser, and Seller hereby waives and releases any right to

(and hereby covenants that it shall not) sue Purchaser: (i) for specific performance of this Agreement, or (ii) to recover actual damages in excess of such sums. Purchaser hereby waives and releases any right to (and hereby covenants that it shall not) sue Seller to seek or claim a refund of such sums (or any part thereof) on the grounds that such amount is unreasonable in amount and exceeds Seller’s actual damages or that the retention of such sums by Seller constitutes a penalty and not agreed upon and reasonable liquidated damages.

12.3 Legal Fees and Costs. In any litigation between the parties regarding this Agreement (including with respect to the disposition of the Earnest Money), the losing party shall pay to the prevailing party all reasonable expenses and court costs, including reasonable attorneys’ fees actually incurred, incurred by the prevailing party. A party shall be considered the prevailing party if:

(a) it initiated the litigation and substantially obtains the relief it sought, either through a judgment or through the losing party’s voluntary action before any arbitration (after it is scheduled), trial or judgment;

(b) the other party withdraws its action without substantially obtaining the relief it sought; or

(c) it did not initiate the litigation and judgment is entered for either party, but without substantially granting the relief sought.

13. CONDITIONS PRECEDENT.

13.1 Purchaser’s Conditions.

13.1.1 Purchaser’s obligations under this Agreement are subject only to and conditioned upon the satisfaction (or waiver by Purchaser) of the following condition precedent:

(a) Purchaser’s determination, in Purchaser’s sole discretion and prior to the Inspection Date, that the improvements on the Property are physically and economically acceptable to Purchaser, such determination to be accomplished by ascertaining such matters as (i) operations of the Property and soundness of improvements, (ii) the compliance with rules, ordinances and codes of appropriate governmental authorities, (iii) the suitability of the soil and environmental conditions of the Property, and (iv) the location and effect of the Existing Exceptions so as to confirm that they will not materially interfere with Purchaser’s use of the Property.

(b) The representations and warranties of Seller set forth in Section 6 of this Agreement will be materially true on and as of the Closing with the same effect as though made at such time, and Seller must have materially performed all obligations and complied with all covenants required in this Agreement to be performed or complied with by it prior to or at Closing.

13.1.2 If the condition precedent in Paragraph 13.1.1(a) is not satisfied or waived by Purchaser prior to the Inspection Date, then Purchaser may terminate this Agreement by written notice to Seller given on or prior to the Inspection Date. If Purchaser does not timely give notice of termination as aforesaid, Purchaser shall be deemed to have accepted the Property, waived all conditions precedent to Closing, at which time the Earnest Money deposit shall be non-refundable, except for Seller’s failure to satisfy the condition precedent set forth in Section 13.2.1 hereof, and this Agreement shall continue in full force and effect; provided, however, in the event Purchaser has not obtained a commitment for a loan to acquire the Property on such terms as are generally available in the marketplace for properties similar to the Property based upon the lender’s standard underwriting criteria, Purchaser shall have the right to extend the Inspection Date for an additional five (5) day period for the sole purpose of obtaining a loan commitment for the Property. Thereafter, Purchaser shall have an additional thirty (30) day period following the Inspection Period, as may be extended pursuant to the terms of this Paragraph 13.1.2, in which to complete the loan processing (the “Financing Period”). Purchaser shall provide written notice to Seller of its intent to extend the Inspection Period pursuant to this Paragraph 13.1.2 prior to the Inspection Date. In the event Purchaser has not obtained a loan commitment prior to last day of the Inspection Date, as extended, Purchaser shall have the right to terminate this Agreement and receive a refund of the Earnest Money.

13.1.3 If the condition precedent in Paragraph 13.1.1(b) is not satisfied or waived by the Purchaser prior to the Closing Date, then the Purchaser may terminate this Agreement by written notice to Seller given on or prior to the Closing Date.

13.2 Seller’s Conditions.

13.2.1 Seller’s obligations under this Agreement are subject only to and conditioned upon the satisfaction (or waiver by Seller) of the following conditions precedent:

(a) Purchaser must obtain the approval of Seller’s Investment Committee on or prior to the Inspection Date. Seller shall use commercially reasonable efforts to obtain the approval of its Investment Committee on or before the Inspection Date but failure to obtain same shall not be a default hereunder.

(b) The representations and warranties of Purchaser set forth in Section 6 of this Agreement will be materially true on and as of the Closing with the same effect as though made at such time, and Purchaser must have materially performed all obligations and complied with all covenants required in this Agreement to be performed or complied with by it prior to or at Closing.

(c) If the conditions precedent in Paragraphs 13.2.1(a) and (b) are not satisfied or waived by the Seller, in writing, then the Seller may terminate this Agreement by written notice to Purchaser given on or prior to the Closing Date. In the event Seller terminates this Agreement because of the failure of the condition precedent in Paragraph 13.2.1(a), the Earnest Money shall be returned to Purchaser.

14. TIME OF ESSENCE. Time is of the essence hereof.

15. GOVERNING LAW. This Agreement shall be construed, interpreted and enforced in accordance with the internal laws of the State of Georgia. Venue for any litigation related to this Agreement shall be solely in Gwinnett County, Georgia.

16. NOTICES. Any notices, requests or other communications required or permitted to be given hereunder shall be in writing and shall be delivered by hand, confirmed facsimile, nationally recognized courier (such as Federal Express) which maintains a record or receipt of delivery, or mailed by United States registered or certified mail, return receipt requested, postage prepaid and addressed to each party at its address as set forth below:

To Seller:	c/o Wells Capital, Inc.
6200 The Corners Parkway
Norcross, Georgia 30092
Attention: Parker Hudson
Facsimile: (770) 243-4684
Telephone: (770) 243-8692

With a copy to:	McGuireWoods LLP
1170 Peachtree Street, N.E.
Suite 2100
Atlanta, Georgia 30309
Attention: John T. Grieb, Esquire
Facsimile: (404) 443-5762

To Purchaser:	Coastal Lending Corporation
1770 Indian Trail Rd.
Suite 285
Norcross, Georgia 30093
Attention: Jeff C. Kim
Facsimile: (678) 380-0277

With a copy to:	Zion Tarleton & Siskin, P.C.
2191 Northlake Parkway
Suite 2, Building 11
Tucker, Georgia 30084
Attention: Mark D. Euster, Esquire
Facsimile: (770) 270-3811

Any such notice, request or other communication shall be considered given or delivered, as the case may be, on the date of hand, courier or facsimile delivery or on the third day following deposit in the United States mail as provided above. Rejection or other refusal to accept or inability to deliver because of changed address of which no notice was given shall be deemed to be receipt of the notice, request or other communication. By giving at least five (5) days prior written notice thereof, any party may from time to time at any time change its mailing address hereunder.

17. ENTIRE AGREEMENT; MODIFICATION. This Agreement supersedes all prior discussions and agreements between Seller and Purchaser with respect to the Property and contains the sole and entire understanding between Seller and Purchaser with respect to the Property. All promises, inducements, offers, letters of intent, solicitations, agreements, commitments, representations and warranties heretofore made between such parties are merged into this Agreement. This Agreement cannot be modified or amended in any respect except by a written instrument executed by or on behalf of each of the parties to this Agreement.

18. CAPTIONS. All captions, heading, Section, Subsection, Paragraph and Subparagraph numbers and letters and other reference numbers or letters are solely for the purpose of facilitating reference to this Agreement and shall not supplement, limit or otherwise vary in any respect to the text of this Agreement.

19. SURVIVAL. Except as specifically provided herein, the representations, warranties and covenants made herein shall not survive Closing.

20. EXHIBITS. Each and every exhibit referred to or otherwise mentioned in this Agreement shall be construed to be made a part of this Agreement by such reference, in the same manner and with the same effect as if each exhibit were set forth in full and at length every time it is referred to or otherwise mentioned.

21. COUNTERPARTS. This Agreement may be executed in several counterparts, each of which shall constitute an original and all of which together shall constitute one and the same instrument.

22. REFERENCES. All references to Sections, Subsections, Paragraphs or Subparagraphs will be deemed to refer to the appropriate Section, Subsection, Paragraph or Subparagraph of this Agreement. Unless otherwise specified in this Agreement, the terms “herein,” “hereof,” “hereunder” and other terms of like or similar import, will be deemed to refer to this Agreement as a whole, and not to any particular Section, Subsection, Paragraph or Subparagraph hereof. Words of any gender used in this Agreement will be held and construed to include any other gender, and words of a singular number shall be held to include the plural, and vice versa, unless the context requires otherwise.

23. WAIVER. Any condition or right of termination, cancellation or rescission granted by this Agreement to Purchaser or Seller may be waived by such party.

24. RIGHTS CUMULATIVE. Except as expressly limited by the terms of this Agreement, all rights, powers and privileges conferred hereunder are cumulative and not restrictive of those given by law.

25. ASSIGNMENT. This Agreement and the rights, duties, interests, and obligations of Purchaser hereunder may not be assigned by Purchaser without the written consent of Seller; provided, however, Purchaser shall have the right to assign this contract to entity owned or controlled by the principal of Purchaser.

26. SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns.

27. DATE FOR PERFORMANCE. If the time period by which any right, option or election provided under this Agreement must be exercised, or by which any act required hereunder must be performed, or by which the Closing must be held, expires on a Saturday, Sunday or legal or bank holiday, then such time period shall be automatically extended through the close of business on the next regularly scheduled business day.

28. FURTHER ASSURANCES. The parties hereto agree that they will each take such steps and execute such documents as may be reasonably required by the other party or parties to carry out the intents and purposes of this Agreement.

29. VALIDITY OF AGREEMENT. The validity of this Agreement between Seller and Purchaser will not be affected by whether or not any broker or any party other than Seller and Purchaser has signed this Agreement or any amendments thereto.

30. SEVERABILITY. In the event any provision or portion of this Agreement is held by any court of competent jurisdiction to be invalid or unenforceable, such holding will not affect the remainder hereof, and the remaining provisions shall continue in full force and effect at the same extent as would have been the case had such invalid or unenforceable provision or portion never been a part hereof.

31. EXCHANGE. Each party understands that the other party may desire to structure this transaction as part of a transaction qualifying as a like-kind exchange under Internal Revenue Code Section 1031 (and the regulations promulgated thereunder) and may desire an assignment by the exchanging party of its rights under this Agreement to a qualified intermediary and a reassignment pursuant to the following Paragraph (collectively “Exchange”). Accordingly, either party may assign its rights to this Agreement to a qualified intermediary, and the other party hereby consents to such Exchange, provided, however, that the Exchange shall (i) not constitute an assumption by the qualified intermediary of the exchanging party’s obligations hereunder, (ii) not release the exchanging party of any of its obligations hereunder, (iii) not create any liabilities for the non-exchanging party to third parties or create any additional liabilities for the non-exchanging party other than as contained in this Agreement, (v) be at the sole cost and expense of the exchanging party, and (vi) not delay the Closing. The non-exchanging party shall execute such documents and take such other action as may reasonably be requested by the exchanging party for the purpose of so qualifying the transaction as a like-kind exchange under Section 1031 and the regulations thereunder

[Signature begin on the following page]

IN WITNESS WHEREOF, the parties hereto have duly signed, sealed, and delivered this Agreement.

“SELLER”

WELLS-BAKER ASSOCIATES, a Georgia joint venture

By:	Wells Real Estate Fund I, L.P., a Georgia Limited Partnership, its general partner

By:	Wells Capital, Inc., a Georgia corporation, its general partner

By:
Name:
Title:

[Signature continues on the following page]

“PURCHASER”

BOO SONG EASTERN HOLDINGS, LLC, a Georgia limited liability company

By:
Jeff C. Kim
Title:

LIST OF EXHIBITS

Exhibit	Title

“A”	Legal Description of Property

“B”	Existing Exceptions

“C”	Earnest Money Escrow Agreement

“D”	Due Diligence Items

“E”	Rent Roll

7.2.1	Limited Warranty Deed

7.2.2	Limited Warranty Bill of Sale

7.2.3	Assignment and Assumption of Leases and Warranties

7.2.4	Certificate of Nonforeign Status

7.2.5	Tenant Notice Letter

7.2.6	Assignment of Refundable Deposits

7.2.7	Affidavit of Seller’s Residence

1

SECOND AMENDMENT TO PURCHASE AND SALE AGREEMENT

SECOND AMENDMENT to that certain Purchase and Sale Agreement dated March 19, 2004 as amended by that First Amendment to Purchase and Sale Agreement, dated June 7, 2004 (the “Contract”) by and between Wells-Baker Associates (“Seller”), and Boo Song Eastern Holdings, LLC (“Purchaser”) for the purchase and sale of 3867 HOLCOMB BRIDGE ROAD, NORCROSS, GA 30092.

WHEREAS, the parties to the contract have agreed to amend the contract as provided hereinafter; and

NOW, THEREFORE, for and in consideration of the foregoing premises, of Ten Dollars ($10.00) and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties to the Contract hereby agree to amend the Contract as follows:

1.	Change of Purchaser’s Name: The Purchaser name has been changed to Eastern Holdings, L.L.C., a Georgia limited liability company

2.	Counterparts and Facsimiles. It is expressly understood and agreed that this Amendment may be executed in counterparts which when taken together shall bind the parties hereto. It is further understood and agreed that in view of considerations of time, facsimile signatures shall be deemed original signatures for all purposes — both evidentiary and transactional — with respect to this Amendment only.

3.	Limitation. Except as set forth herein, all of the other terms and conditions set forth in the Contract shall remain in full force and effect.

WITNESS the hands and seals of the undersigned this              day of June, 2004.

SELLER:

WELLS-BAKER ASSOCIATES,
a Georgia joint venture

By:	Wells Real Estate Fund I, L.P.,
a Georgia limited partnership, its
General Partner

	By:	Wells Capital, Inc.,
a Georgia corporation, its
General Partner

By:

PURCHASER:

EASTERN HOLDINGS, L.L.C.,
a Georgia limited liability company

By:
BOO SONG, Manager

040209/second amendment to contract